Exhibit h.1.b

Execution Version

Adoption Agreement
and

Second Amendment To Transfer Agency Services Agreement

This Adoption Agreement and Second Amendment To Transfer Agency Services Agreement ("Amendment"), dated as of January 12, 2022 (“Effective Date”), is being entered into by and between BNY Mellon Investment Servicing (US) Inc. ("BNYM") and each of Virtus Variable Insurance Trust ("VVIT"), on its own behalf and on behalf of each series of VVIT listed on Exhibit A to this Amendment (collectively, "Portfolio" in the singular and "Portfolios" in the plural) and The Merger Fund VL ("Merger Fund"). (VVIT and Merger Fund are, collectively, "Investment Company" in the singular and "Investment Companies" in the plural). "Fund" is hereby defined to mean each Investment Company and each Portfolio, each in its individual and separate capacity.

Background

BNYM, under its former name PNC Global Investment Servicing (U.S.) Inc., and VVIT, under its former name The Phoenix Edge Series Fund, previously entered into that certain Transfer Agency Services Agreement, dated as of November 1, 2008, and BNYM and VVIT entered into the First Amendment To Transfer Agency Services Agreement, dated as of February 14, 2011 (collectively, the "Current Agreement"). The parties intend that the Current Agreement be amended as set forth in this Amendment.

In addition, BNYM and VVIT, the parties to the Current Agreement, intend that Merger Fund become a party to the Current Agreement, as amended by this Amendment (VVIT and Merger Fund are sometimes referred to herein as, respectively, the "Current Investment Company" and the "Additional Investment Company").

Terms

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to all statements made above and as follows:

1.	Modifications to Current Agreement. The Current Agreement is hereby amended as follows:

(a)            All references in the Current Agreement to "PNC Global Investment Servicing (U.S.) Inc.", "The PNC Financial Services Group, Inc." and the defined term "PNC" are deleted and replaced by, respectively, "BNY Mellon Investment Servicing (US) Inc.", "The Bank of New York Mellon Corporation" and the defined term "BNYM". All references to "The Phoenix Edge Series Fund" are deleted and replaced by "Virtus Variable Insurance Trust".

(b)            Exhibit A is deleted and replaced in its entirety with the Exhibit A attached to this Second Amendment To Transfer Agency Services Agreement among BNYM, VVIT and Merger Fund.

2.              Adoption of Amended Agreement by New Series of Current Investment Companies. Each series of the Current Investment Company that has been added to Exhibit A hereto by virtue of this Amendment acknowledges and agrees that (i) by virtue of its execution of this Amendment, it becomes and is a party to the Current Agreement as amended by this Amendment ("Amended Agreement") as of the Effective Date, or if BNYM commenced providing services to the Fund prior to the Effective Date, as of the date BNYM first provided services to the Fund, and (ii) it is bound by all terms and conditions of the Amended Agreement as of such date.

Execution Version

3.	Adoption of Amended Agreement by the Additional Investment Company.

(a)            The Additional Investment Company adopts the Amended Agreement, agrees that it shall be a "Fund" for all purposes of the Amended Agreement and agrees to be bound by all applicable terms of the Amended Agreement.

(b)           BNYM agrees to be bound by all terms of the Amended Agreement with respect to the Additional Investment Company and agrees that it shall have the same obligations with respect to the Additional Investment Company as it has to the Current Investment Company and its Portfolios.

(c)          The Current Investment Company, on its own behalf and on behalf of each of its Portfolios, agrees to Sections 3(a) and 3(b) above.

4.            Remainder of Current Agreement. Except as specifically modified by this Amendment, all terms and conditions of the Current Agreement shall remain in full force and effect.

5.            Governing Law. The governing law provision of the Current Agreement shall be the governing law provision of this Amendment.

6.            Entire Agreement. This Amendment constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Current Agreement with respect to such subject matter, and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter.

7.            Signatures; Counterparts. The parties expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment, by a manual signature on a copy of this Amendment transmitted by facsimile transmission, by a manual signature on a copy of Amendment transmitted as an imaged document attached to an email, or by "Electronic Signature", which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

[Remainder Of Page Intentionally Blank - Signatures Appear On Following Page]

Execution Version

IN WITNESS WHEREOF, each of the parties hereto has caused this Second Amendment To Transfer Agency Services Agreement to be executed as of the Effective Date by its duly authorized representative indicated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

BNY Mellon Investment Servicing (US) Inc.		Virtus Variable Insurance Trust The Merger Fund VL

By: Name:	/s/ Donald Brophy Donald Brophy	On behalf of itself and, to the extent it has Portfolios listed on Exhibit A hereto, on behalf of each such Portfolio, each such Fund in its individual and separate capacity

Title:	Vice President	By:	/s/ Heidi Griswold

		Name:	Heidi Griswold

		Title:	VP, Mutual Fund Services

Execution Version

EXHIBIT A

(Dated: January 12, 2022)

THIS EXHIBIT A is Exhibit A to that certain Transfer Agency Services Agreement, dated as of November 1, 2008, as amended, by and among BNY Mellon Investment Servicing (US) Inc., Virtus Variable Insurance Trust and The Merger Fund VL, and the other Funds, as further set forth below.

Funds

The Merger Fund VL

Virtus Variable Insurance Trust

Virtus Duff & Phelps Real Estate Securities Series
Virtus KAR Capital Growth Series

Virtus KAR Equity Income Series
Virtus KAR Small-Cap Growth Series
Virtus KAR Small-Cap Value Series

Virtus Newfleet Multi-Sector Intermediate Bond Series
Virtus SGA International Growth Series Equity

Virtus Strategic Allocation Series